SUPERVISORY AGREEMENT

This Supervisory Agreement (Agreement) is made this June 17, 2009 (Effective Date), by and through Roebling Bank, Roebling, New Jersey, OTS Docket No. 06923 (Association) and the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Northeast Region (Regional Director).

WHEREAS, based on its February 17, 2009 report of examination of the Association (ROE), OTS finds that the Association has engaged in acts and practices that are unsafe and unsound and these acts and practices have resulted in weaknesses and deficiencies, and

WHEREAS, the Association, which is subject to examination, regulation and supervision by OTS, is committed to addressing the unsafe and unsound acts and practices and weaknesses and deficiencies identified by OTS; and

WHEREAS, in furtherance of their common goal to ensure that the Association address the deficiencies identified by OTS, the Association and OTS have mutually agreed to enter into this Agreement; and

WHEREAS, on June 15, 2009, the Association’s Board of Directors (Board), at a duly constituted meeting adopted a resolution that authorizes the Association to enter into this Agreement and directs compliance by the Association and its directors, officers, employees, and other institution-affiliated parties with each and every provision of this Agreement;

NOW THEREFORE, in consideration of the above premises, without admitting or denying and regulatory violations, it is agreed as follows:

Restrictions on High Risk Lending.

1.         (a)       Effective immediately, the Association shall not (i) directly or indirectly make, invest in, purchase, refinance, extend or otherwise modify or commit to make, invest in, purchase, refinance, extend or otherwise modify any Nonresidential Real Estate Loan, Commercial Loan, Investor Loan1, or Construction Loan or (ii) purchase a participation interest in any loan, except with the prior written non-objection of the Regional Director (collectively Restricted Lending Activities). A request for such non-objection must be received by OTS at

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1  For purposes of this Agreement the term “Investor Loan” means any extension of credit: (i) that is secured by non-owner occupied residential real estate and/or (ii) in which the loan proceeds are to be used for the purchase of, or financing the holding costs (including debt service) related to, non-owner occupied residential real estate.

least thirty (30) days before a response is needed. These restrictions shall remain in placed until the Association: (A) demonstrates, to the satisfaction of the Regional Director, that all underwriting, documentation and credit administration weaknesses identified in the ROE have been corrected and (B) receives written non-objection of the Regional Director to the resumption of Restricted Lending Activities.

(b)	Notwithstanding the restrictions at subparagraph (a) above, the Association may:

(i)        make advances necessary to honor legally binding commitments to fund loans (Commitments) or loans-in process (LIP) in existence as of March 31, 2009, provided that the Association (A) prior to finalizing any Commitment or making any disbursement under an LIP, shall affirmatively determine that all conditions precedent to the Commitment or disbursement have been satisfied; (B) will not violate any law or regulation applicable to the Association by honoring such Commitment or LIP; and (C) with respect to LIP, confirms through inspections by persons or firms independent of the borrower(s), that required work or stages of the project have been completed satisfactorily in accordance with the loan agreements and Association policy;

(ii)       renew or modify, but not increase, loans of $500,000 or less that were underwritten in strict compliance with established Association policies and procedures, are performing and were not criticized in the ROE, provided that such renewed or modified loan (A) is underwritten in strict compliance with established Association policies and procedures and (B) relates to security located in the Association’s local lending area2, and

(iii)      originate real-estate secured Construction Loans for 1-to-4 family residential property where the real estate is located in the Association’s local lending area3; and: (A) the borrower/builder has provided written documentation of a binding written contract for the post-construction residential property to be acquired by an owner-occupant who has a binding written loan commitment for permanent financing, and/or (B) the Association has otherwise secured “specific plans for permanent financing” (within the meaning of Section 213 of the OTS’ Examination Handbook).

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2  The term local lending area is the designated and documented Community Reinvestment Act Assessment Area, as of March 31, 2009.

3  The term local lending area is defined in the prior footnote.

Supervisory Agreement – Roebling Bank

Concentration Risk Reduction Plan.

2.         (a)       Within sixty (60) days, the Board shall review and approve a Concentration Risk Reduction Plan that will reduce asset concentration in Nonresidential Real Estate Loans, Investor Loans, Participation Loans, and Construction Loans (collectively Criticized Concentrations). At a minimum, the Concentration Risk Reduction Plan shall include:

(i)        acceptable concentration risk levels to be achieved no later than December 31, 2010 for each of the Criticized Concentrations, expressed as a percentage of the sum of Tier 1 (Core) Capital plus the allowance for loan and lease losses (Criticized Concentration Ratios);

(ii)       a description of the manner and methods for reducing the Association’s level of the Criticized Concentrations; and

(iii)      a quarterly schedule setting forth the targeted reductions in each of the Criticized Concentration Ratios to achieve the acceptable levels developed in accordance with in 2(a)(i) above.

(b)       Within sixty (60) days of approval of the Concentration Risk Reduction Plan, the Board shall forward a copy of the Concentration Risk Reduction Plan to the Regional Director for review and comment. Within fifteen (15) days of receipt of any comments fro the Regional Director, the Board shall amend the Concentration Risk Reduction Plan to incorporate the comments and adopt the Concentration Risk Reduction Plan (Approval Concentration Risk Reduction Plan) and provide a copy to the Regional Director within five (5) days of Board approval of any revisions. The Board shall thereafter ensure implementation of the Approved Concentration Risk Reduction Plan.

Identification and Reporting of Allowance for Loan and Lease Losses.

3.         (a)       Within forty-five (45) days, the Board shall review and approve an Allowance for Loan and Lease Losses Policy (Revised ALLL Policy) that details revisions to the Association’s procedures for identifying and reporting ALLL. At a minimum, the Revised ALLL Policy shall:

Supervisory Agreement – Roebling Bank

(i)        conform to the requirements of generally accepted accounting principles and pertinent regulatory requirements and guidance4 and is appropriate for the size of the Association and the complexity of its loan and lease portfolios; and

(ii)       address weaknesses in the methodology and processes identified in the ROE.

(b)       Within five (5) days of Board approval of the Revised ALLL Policy, the Board shall forward a copy to the Regional Director for review and comment. Within fifteen (15) days of receipt of any comments from the Regional Director, the Board shall amend the Revised ALLL Policy to incorporate the comments. The Board shall adopt the Revised ALLL Policy and provide a copy to the Regional Director within five (5) days of Board approval of any revisions. The Board shall ensure implementation of the Revised ALLL Policy.

Correction of Loan Underwriting and Credit Administration Deficiencies.

4.         Within sixty (60) days, the Board shall review, approve and oversee the Association’s implementation of a plan to resolve and correct the loan underwriting policies and procedures, documentation and credit administration weaknesses and deficiencies identified in the ROE. At a minimum, the plan shall:

(a)       describe each identified weakness and/or deficiency and present a schedule identifying all steps necessary to correct it, together with projected deadlines for the accomplishment of each step and the date on which the corrective action will be completed,

(b)       identify the member of management responsible for ensuring that the corrective action is taken; and

(c)       provide that each weakness or deficiency shall be addressed or corrected by no later than September 30, 2009.

Plan for Reduction of Criticized Assets.

5.         (a)       Within forty-five (45) days, the Board shall review and approve, and ensure implementation of a comprehensive plan for the reduction of Criticized Assets, as that term is

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4  See (i) 12 C.F.R. §560.160, (ii) Interagency Policy Statement on the Allowance for Loan and Lease Losses and Questions and Answers on Accounting for Loan and Lease Losses issued on December 13, 2006 pursuant to OTS CEO Memorandum 250 (2006 Policy Statement) and (iii) Interagency Policy Statement on the Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions, dated July 2, 2001 (66 Fed. Reg. 35629, published on July 6, 2001).

Supervisory Agreement – Roebling Bank

defined below (Criticized Asset Reduction Plan). The reduction of any particular Criticized Asset may be effected by, among other things, a substantial collection of principal balance owed, enhancement of collateral, guarantees or other factors contributing to the quality of the asset, or a write-down of the Criticized Asset.

(b)       At a minimum, the Criticized Asset Reduction Plan shall provide for the establishment of a Board Committee and/or Officer of the Association whose responsibilities shall be: (i) to develop and implement Asset Action Plans with respect to each Criticized Asset over $250,000, and (ii) to report to the Board on implementation of the Asset Action Plans on a monthly basis.

(c)	The Asset Action Plans at a minimum shall include:

(i)        a comprehensive analysis of all loan documents and the identification of any missing documentation,

(ii)       a realistic analysis of: (A) the available cash flow to service the debt, (B) the value of any collateral, and (C) the ability of the Association to enforce any guarantees,

(iii)	an assessment of potential legal issues or impediments, and

(iv)      based on the above, the development of an asset action plan for the workout of each asset, including a timetable for each suggested action.

(d)       The term “Criticized Assets” means Association assets that are, and subsequent to the Effective Date will have been, properly classified as “substandard,” “doubtful,” “loss,” or “special mention,” either by the Association (pursuant to 12 CFR §560.160(a)(1)) or by OTS (pursuant to 12 CFR §560.160(a)(2) and other applicable laws and regulations.)5

Brokered Deposits.

6.         Effective immediately, the Association shall not increase the dollar amount of brokered deposits6, excluding interest credited, without obtaining the Regional Director’s prior written approval. A request for such written approval shall be submitted to the Regional Director at least thirty (30) days prior to the acceptance of such brokered deposits.

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5  Criticized Assets are reported at lines VA960, VA965, VA970 and VA975 of TFR Schedule V. The total amount of Criticized Assets should be the sum of the amounts reported on those TFR lines.

6  The term brokered deposits is defined at 12 C.F.R. § 337.6.

Supervisory Agreement – Roebling Bank

Board Oversight of Compliance with Agreement.

7.         Within 45 days after the end of each calendar quarter, commencing with the quarter ending June 30, 2009, the Board shall

(a)	Adopt a resolution (Compliance Resolution) which

(i)        formally resolves that, following a diligent inquiry (which shall include the review of management reports and all other relevant information), to the best of its knowledge and belief, during the immediately preceding quarter, the Association complied with each provision of the Agreement, except as otherwise stated, and

(ii)       specifies in detail how, if at all, full compliance was determined not to exist and identifies all written notices of exemption issued by OTS that were outstanding when the Compliance Resolution was adopted; and

(b)       Provide OTS with a certified copy of the Compliance Resolution adopted by the Board.

Effective Date.

8.	This Agreement is effective on the Effective Date as shown on the first page.

Duration.

9.         This Agreement shall remain in effect until terminated, modified or suspended, by written notice of such action by OTS, acting by and through its authorized representatives.

Time Calculations.

10.       (a)       Calculation of time limitations for compliance with the terms of this Agreement run from the Effective Date and shall be based on calendar days, unless otherwise noted.

            (b)       The Regional Director or an OTS authorized representative may extend any of the deadlines set forth in the provisions of this Agreement upon written request by the Association that includes reasons in support for any extension. Any OTS extension shall be made in writing.

Submission and Notices.

11.       (a)       All submissions, including progress reports, to OTS that are required by or contemplated by the Agreement shall be submitted within the specified timeframes.

Supervisory Agreement – Roebling Bank

(b)       Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to the Agreement shall be in writing and sent by first class U. S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

To OTS:

The original to: Michael E. Finn, Regional Director Office of Thrift Supervision Harborside Financial Center Plaza Five Suite 1600 Jersey City, New Jersey 07311	A copy to: Joseph J. Donohue, Assistant Director Office of Thrift Supervision Harborside Financial Center Plaza Five Suite 1600 Jersey City, New Jersey 07311

To the Association:

Attn: Mr. John J. Ferry Chairman of the Board Roebling Bank Route 130 and Delaware Avenue Roebling, New Jersey 08554	A copy to: Mr. Frank J. Travea, III President Roebling Bank Route 130 and Delaware Avenue Roebling, New Jersey 08554

No Violation Authorized.

12.       Nothing in this Agreement shall be construed as allowing the Association, its board of directors, officers or employees to violate any law, rule or regulation.

OTS Authority Not Affected.

13.       Nothing in this Agreement shall inhibit, estop, bar or otherwise prevent OTS from taking any other action affecting the Association if at any time OTS deems it appropriate to do so to fulfill the responsibilities placed upon OTS by law.

Other Governmental Actions Not Affected.

14.       The Association acknowledge and agree that its execution of the Agreement is solely for the purpose of resolving the matters addressed herein, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Association that arise pursuant to this action or otherwise, and that may be or have

Supervisory Agreement – Roebling Bank

been brought by any governmental entity other than OTS.

Miscellaneous.

15.       (a)       The laws of the United States of America shall govern the construction and validity of this Agreement.

(b)       If any provisions of this Agreement is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.

(c)       All references to OTS in this Agreement shall mean any of the OTS’s predecessors, successors and assigns.

(d)       The section and paragraph headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

(e)       The terms of this Agreement represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.

Enforceability of Agreement.

16.       This Agreement is a “written agreement” entered into with an agency within the meaning and for the purpose of 12 USC §§ 1818(b)(1), 1818(e)(1), 1818(i)(2), and 1818(u)(1)(A).

Signature of Directors/Board Resolution.

17.       Each director of the Board signing this Agreement attests that he or she voted in favor of a Board Resolution authorizing the consent of the Association to the execution and issuance of the Agreement. This Agreement may be executed in counterparts by the directors after approval of execution of the Agreement at a duly called board meeting of the Board. Facsimile signatures are acceptable. A copy of the resolution authorizing execution of this Agreement by the Board shall be delivered to OTS, along with the executed original(s) of this Agreement.

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Supervisory Agreement – Roebling Bank

WHEREFORE, OTS, acting by and through its Regional Director, and the Association hereby execute this Agreement.

ROEBLING BANK		OFFICE OF THRIFT SUPERVISION

By:	/s/ Frank J. Travea, III	By:	/s/ Michael E. Finn
	Frank J. Travea, III President and Chief Executive Officer		Michael E. Finn Regional Director, Northeast Region

	/s/ John J. Ferry		Date: See Effective Date on page 1
Mr. John J. Ferry, Chairman

/s/ John A. LaVecchia
John A. LaVecchia, Director

/s/ Mark V. Dimon
Mark V. Dimon, Director

/s/ Joan K. Geary
Joan K. Geary, Director

/s/ George Nyikita
George Nyikita, Director

/s/ Robert Semptimphelter
Robert Semptimphelter, Sr., Director

Supervisory Agreement – Roebling Bank